                                EXHIBIT  21

                        MID-PLAINS TELEPHONE, INC.

SUBSIDIARY OF REGISTRANT



     The Company has one wholly-owned subsidiary, MID-PLAINS COMMUNICATIONS SYSTEMS, INC., a corporation organized under the laws of the State of Wisconsin. The financial statements of this subsidiary are included in the Company's consolidated financial statements.